EXHIBIT 10.21
FIRST AMENDMENT TO AGREEMENT

THIS FIRST AMENDMENT TO AGREEMENT (“Amendment”) is made and entered into as of November 10, 2008, by American Medical Technologies, Inc., a Delaware corporation (“AMT”); Bear Street Associates, LLC, a Texas limited liability company (“Bear Street”); and Sepulveda Group, LLC, a California limited liability company (“Sepulveda Group”), with reference to that certain Agreement dated March 20, 2008 between AMT and Bear Street (the “Agreement”).  Capitalized terms not expressly defined herein shall have the meaning set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Bear Street hereby assigns and transfers to Sepulveda Group all of Bear Street’s right, title, and interest in and to the Agreement.  Sepulveda Group hereby agrees to and accepts such assignment and, in addition, expressly assumes and agrees to keep, perform, and fulfill all of the terms, covenants, obligations, and conditions required to be kept, performed, and fulfilled by Assignor under, or with respect to, the Agreement.  All remaining payments to be made under the Agreement, as amended by this Amendment, including the payment to be made concurrently with the execution hereof, shall be made to Sepulveda Group.  By execution hereof, AMT consents to the foregoing assignment.

2.  The parties hereto acknowledge that $90,000 has been paid pursuant to the Agreement.  Notwithstanding the provisions of Section 3 of the Agreement, the parties hereto agree that the remaining $160,000 to be paid under the Agreement shall be paid as follows:  AMT will pay to Sepulveda Group ten (10) payment of $15,000 each and a eleventh (11th) and final payment of $10,000.  The first payment of $15,000 and all subsequent payments required hereunder, including the final payment of $10,000, shall be paid monthly on the first day of each month commencing on December 1, 2008 and continuing monthly until the final payment of $10,000 on October 1, 2009.

3.  The terms of this Amendment are incorporated in the Agreement for all purposes and from and after the date hereof, any references to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.  Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.  Where the terms of this Amendment and those of the Agreement are inconsistent, the terms of this Amendment shall control.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Amendment as of the date first set forth above.

AMT: American Medical Technologies, Inc., a Delaware corporation By: /s/ Barbara D. Woody Barbara D. Woody, Vice-President of Administration & Finance	Bear Street: Bear Street Associates, LLC, a Texas limited liability company By: /s/ Robert Hayman Robert Hayman, Manager
Sepulveda Group: Sepulveda Group, LLC, a California limited liability company By: /s/ Robert Hayman Robert Hayman, Manager